Exhibit 1.1

MICRON TECHNOLOGY, INC.

$270,000,000

1.625% CONVERTIBLE SENIOR NOTES DUE 2033

$270,000,000

2.125% CONVERTIBLE SENIOR NOTES DUE 2033

PURCHASE AGREEMENT

February 6, 2013

February 6, 2013

Morgan Stanley & Co. LLC
Goldman, Sachs & Co.

J.P. Morgan Securities LLC

c/o                               Morgan Stanley & Co. LLC
                                                1585 Broadway
                                                New York, New York 10036

Ladies and Gentlemen:

Micron Technology, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $270,000,000 principal amount of its 1.625% Convertible Senior Notes due 2033 (the “2033E Notes”), to be issued pursuant to the provisions of an Indenture dated as of February 12, 2013 (the “2033E Indenture”), and $270,000,000 principal amount of its 2.125% Convertible Senior Notes due 2033 (the “2033F Notes”, together with the 2033E Notes, the “Firm Securities”), to be issued pursuant to the provisions of an Indenture dated as of February 12, 2013 (together with the 2033E Indenture, the “Indentures”) between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).  The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $30,000,000 principal amount of its 1.625%  Convertible Senior Notes due 2033 and not more than an additional $30,000,000 principal amount of its 2.125%  Convertible Senior Notes due 2033 (collectively, the “Additional Securities”) if and to the extent that you, as Managers of the offering, shall have determined to exercise, on behalf of the Initial Purchasers, the right to purchase such Additional Securities granted to the Initial Purchasers in Section 2 hereof.  The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”.  The Securities will be convertible into shares of common stock of the Company, par value $0.10 per share (the “Common Stock”).  The Common Stock into which the Securities are convertible are hereinafter collectively referred to as the “Underlying Securities”.

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum dated February 5, 2013 (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company.  For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum, and “Time of Sale Memorandum” means the Preliminary Memorandum together with the Additional Written Offering Communications, if any, each identified in Schedule II hereto.  As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein on the date hereof.  The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.                                      Representations and Warranties.  The Company represents and warrants to, and agrees with, you that:

(a)                                 (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Time of Sale Memorandum does not, and at the time of each sale of the Securities in connection with the offering when the Final Memorandum is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Memorandum, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b)                                 Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, and electronic road shows, if any, furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c)                                  The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction identified on Schedule III hereto in which the conduct of its business or its ownership or leasing of property requires such qualification or is subject to material liability or disability by reason of failure to be so qualified in any such jurisdiction.

(d)                                 This Agreement has been duly authorized, executed and delivered by the Company.

(e)                                  The Company has an authorized capitalization as set forth in the Time of Sale Memorandum, and all of the shares of Common Stock outstanding prior to the issuance of the Securities have been duly authorized and are validly issued, fully paid and non-assessable and conform in all material respects to the description thereof contained in the Time of Sale Memorandum.

(f)                                   The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indentures and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement (assuming due authentication by the Trustee in the manner described in the Indentures), will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and equitable principles of general applicability, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”), and will be entitled to the benefits of the Indentures pursuant to which such Securities are to be issued.

(g)                                  The Underlying Securities issuable upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities and the Indentures, will be validly issued, fully paid and non assessable, the issuance of the Underlying Securities will not be subject to any preemptive or similar rights and will conform in all material respects to the description thereof contained in each of the Time of Sale Memorandum and the Final Memorandum.

(h)                                 Each of the Indentures has been duly authorized and, when executed and delivered by the Company, assuming the due authorization, execution and delivery thereof by the other parties thereto, is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions; and the Securities and the Indentures will conform in all material respects to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

(i)                                     The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indentures and the Securities will not conflict with or result in a breach of or violation of any of the terms or provisions of or constitute a default under any agreement or other instrument binding upon the Company or any of its subsidiaries, except where such breach, violation or default would not have a Material Adverse Effect on the Company’s ability to perform its obligations under this Agreement, nor will such action result in any violation of (i) the provisions of the Certificate of Incorporation or By-laws of the Company or (ii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary or, to the Company’s knowledge, any applicable statute, except in the case of (ii) above, where such violation would not have a Material Adverse Effect on the Company’s ability to perform its obligations under this Agreement; and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indentures and the Securities, except for those that have been, or will have been prior to the Closing Date, obtained, such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities, and with respect to the approval of the listing of the Underlying Securities on the NASDAQ Global Select Market, except, where the failure to obtain such consents, individually or in the aggregate, would not have a Material Adverse Effect on the offering of the Securities.

(j)                                    There has not occurred any material adverse change, or any development that could reasonably be expected to cause a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum.

(k)                                 Other than as set forth in the Time of Sale Memorandum, (i) there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject which would individually or in the aggregate reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operation of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”); and (ii) to the Company’s knowledge, no such proceedings are threatened by governmental authorities or by others.

(l)                                     The Company and its subsidiaries have obtained any permits, consents and authorizations required to be obtained by them under laws or regulations relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials (collectively “Environmental Laws”), and any such permits, consents and authorizations remain in full force and effect.  The Company and its subsidiaries are in compliance with the Environmental Laws in all material respects, and there is no pending or, to the Company’s knowledge, threatened, action or proceeding against the Company and its subsidiaries alleging violations of the Environmental Laws.

(m)                             The Company and its subsidiaries own or possess or can acquire on commercially reasonable terms adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, mask work rights, technology and knowhow necessary to conduct the business now or proposed to be conducted by the Company and its subsidiaries as described in the Time of Sale Memorandum, except where the failure to own, possess or acquire such rights would not reasonably be expected to have a Material Adverse Effect, and except as disclosed in the Time of Sale Memorandum, the Company has not received any notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights, mask work rights or know how that would be reasonably likely to result in a Material Adverse Effect upon the Company and its subsidiaries.

(n)                                 Neither the Company nor, to the Knowledge of the Company, any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(o)                                 The statements set forth in each of the Time of Sale Memorandum and the Final Memorandum under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Indentures and the Securities and under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Underlying Securities, fairly summarize such terms in all material respects.

(p)                                 Assuming the accuracy of the representations and warranties of the Initial Purchasers herein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act.

(q)                                 The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(r)                                    PricewaterhouseCoopers LLP, who have audited certain financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting, are the independent registered public accounting firm for the Company as required by the Act and the rules and regulations of the Commission thereunder.

(s)                                   The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  The Company maintains internal accounting controls sufficient to provide reasonable assurance that interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Final Offering Memorandum is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Time of Sale Memorandum, the Company’s internal control over financial reporting and the Company’s internal control over financial reporting was effective as of August 30, 2012, and the Company is not aware of any material weaknesses in its internal control over financial reporting.

(t)                                    Except as disclosed in the Time of Sale Memorandum, since the date of the latest audited financial statements included or incorporated by reference in the Time of Sale Memorandum, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(u)                                 The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures were effective as of the quarter ended November 29, 2012.

(v)                                 The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that the interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Final Offering Memorandum is accurate.

(w)                               The assumptions used in preparing the pro forma financial statements included in each of the Preliminary Memorandum, the Time of Sale Information and the Final Memorandum are reasonable .  The related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(x)                                 Neither the Company nor any of its subsidiaries, nor any director or officer, nor, to the Company’s knowledge, any affiliate, employee, agent or representative of the Company or of any of its subsidiaries or affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(y)                                 The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(z)                                  (i)  Neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)                               the subject of any sanctions (“Sanctions”) administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), nor

(B)                               located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii)                      The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)                               to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)                               in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)                   For the past 3 years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(aa)                          The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in each of the Preliminary Offering Memorandum, the Time of Sale Information and the Final Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

2.                                      Agreements to Sell and Purchase.  The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.375% of the principal amount thereof (the “Purchase Price”), plus accrued interest, if any, from February 12, 2013 to the Closing Date.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers the Additional Securities, and the Initial Purchasers shall have the right to purchase, severally and not jointly, the Additional Securities at the Purchase Price, plus accrued interest, if any, from the Closing Date to the Option Closing Date. You may exercise this right on behalf of the Initial Purchasers in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement.  Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased.  Each purchase date must be at least two business days after the written notice is given, unless waived in writing by the Company, and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice.  Additional Securities may be purchased as provided in Section 4 solely for the purpose of covering sales of securities in excess of the number of the Firm Securities.  On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), each Initial Purchaser agrees, severally and not jointly, to purchase the principal amount of Additional Securities (subject to such adjustments to eliminate fractional Securities as you may determine) that bears the same proportion to the total principal amount of Additional Securities to be purchased on such Option Closing Date as the principal amount of Firm Securities set forth in Schedule I opposite the name of such Initial Purchaser bears to the total principal amount of Firm Securities.

3.                                      Terms of Offering.  You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.                                      Payment and Delivery.  Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available to the account specified by the Company to you at the office of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at approximately 7:00 a.m., California time, on February 12, 2013, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be mutually agreed in writing by you and the Company.  The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available to the account specified by the Company to you, at approximately 7:00 a.m., California time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the tenth business day thereafter, as may be designated in writing by you.

The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be.  The Securities shall be delivered to you on the Closing Date or an Option Closing Date, as the case may be, for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor, plus accrued interest, if any, from the Closing Date to the Option Closing Date.

5.                                      Conditions to the Initial Purchasers’ Obligations.  The several obligations of the Initial Purchasers to purchase and pay for the Firm Securities on the Closing Date are subject to the following conditions:

(a)                                 Subsequent to the execution and delivery of this Agreement and prior to the Closing Date or the applicable Option Closing Date:

(i)                         there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the debt securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                      there shall not have occurred any material change, or any development involving a prospective Material Adverse Effect, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b)                                 The Initial Purchasers shall have received on the Closing Date and each Option Closing Date, if any, a certificate, dated the Closing Date or applicable Option Closing Date, as the case may be, and signed by the chief executive officer or the chief financial officer of the Company, to the effect set forth in Section 5(a)(i) and to the effect that the representations and warranties of the Company contained in this Agreement are (i) true and correct in all material respects (other than representations and warranties qualified by materiality, in which case such representations shall be true and correct in all respects) as of the Closing Date with the same effect as if made on such delivery date or applicable Option Closing Date, as the case may be, (ii) that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date or applicable Option Closing Date, as applicable, and (iii) since the date of the most recent financial statements included in the Time of Sale Memorandum, there has been no material adverse change in the financial condition, earnings, business or properties of the Company and its subsidiaries, taken as a whole, except as set forth or contemplated in the Time of Sale Memorandum.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)                                  The Initial Purchasers shall have received on the Closing Date and each Option Closing Date, as the case may be, an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside counsel for the Company, dated the Closing Date and each Option Closing Date, as the case may be, to the effect set forth in Exhibit B.  Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(d)                                 The Initial Purchasers shall have received on the Closing Date and each Option Closing Date, as the case may be, an opinion of Roderic W. Lewis, the Company’s General Counsel, dated the Closing Date and each Option Closing Date, as the case may be, to the effect set forth in Exhibit C.

(e)                                  The Initial Purchasers shall have received on the Closing Date and each Option Closing Date, as the case may be, an opinion of Simpson Thacher & Bartlett LLP, counsel for the Initial Purchasers, dated the Closing Date and each Option Closing Date, as the case may be, in form and substance reasonably satisfactory to the Initial Purchasers.

(f)                                   The Initial Purchasers shall have received on each of the date hereof, the Closing Date and each Option Closing Date, if any, a letter, dated the date hereof, the Closing Date or applicable Option Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than February 4, 2013.

(g)                                  The Initial Purchasers shall have received on each of the date hereof, the Closing Date and each Option Closing Date, if any, a letter, dated the date hereof, the Closing Date or applicable Option Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from KPMG LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of Inotera Memories, Inc. (“Inotera”) contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than December 31, 2011.

(h)                                 The Initial Purchasers shall have received on each of the date hereof, the Closing Date and each Option Closing Date, if any, a letter, dated the date hereof, the Closing Date or applicable Option Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from Ernst & Young ShinNihon LLC, independent auditors, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of Elpida Memory, Inc. (“Elpida”) contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than February 4, 2013.

(i)                                     The “lock up” agreements, each substantially in the form of Exhibit A, between you and certain officers and directors of the Company named in Schedule IV relating to sales and certain other dispositions of Securities, Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date.

(j)                                    Prior to the Closing Date, the Company shall have received all waivers or consents under any agreement or other instrument binding upon the Company or any of its subsidiaries, including any indentures, mortgage, deed of trust, loan agreement, stockholder agreement or other agreement that is material to the Company and its subsidiaries, taken as a whole, that are necessary for the issuance of the Securities and the performance by the Company of its obligations under this Agreement, the Indentures and the Securities.

The several obligations of the Initial Purchasers to purchase Additional Securities hereunder are subject to the delivery to you on the applicable Option Closing Date of such documents as you may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the issuance of such Additional Securities.

6.                                      Covenants of the Company.  The Company covenants with each Initial Purchaser as follows:

(a)                                 To furnish to you in New York City, without charge, prior to 7:00 a.m., California time, on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), electronic copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.

(b)                                 Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object, except as may be required by applicable law.

(c)                                  To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.

(d)                                 If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e)                                  If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f)                                   To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States and Canada as you shall reasonably request in writing prior to the Closing Date, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in respect of doing business in any jurisdiction in which it is otherwise not so subject.

(g)                                  Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including:  (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other similar taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f), including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading on any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(h)                                 To use commercially reasonable efforts to list the Underlying Securities issuable upon conversion of the Securities on the NASDAQ Global Select Market or another U.S. national securities exchange or established automated over the counter trading market in the United States of America.

(i)                                     To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Time of Sale Memorandum under the caption “Use of Proceeds.”

(j)                                    To reserve and keep available at all times, free of preemptive rights, shares of Underlying Securities for the purpose of enabling the Company to satisfy any obligation to issue shares of its Underlying Securities upon conversion of the Securities.

(k)                                 Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities.

(l)                                     Not to solicit any offer to buy or offer or sell the Securities or the Underlying Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(m)                             While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(n)                                 During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not, and will use its commercially reasonable efforts to not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities or the Underlying Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(o)                                 Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

The Company also covenants with each Initial Purchaser that, without the prior written consent of Morgan Stanley & Co. LLC, it will not, for the period of sixty (60) days from the date of this Agreement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.  The foregoing sentence shall not apply to (a) the Securities to be sold hereunder, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing, (c) any grants under the Company’s equity or stock plans in accordance with the terms of such plans as described in the Time of Sale Memorandum, (d) Common Stock or rights to receive Common Stock (including securities convertible into or exercisable or exchangeable for Common Stock)

issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a customer, supplier or other business partner (or a person that becomes a business partner in connection with such a transaction), provided that the aggregate number of shares of Common Stock issued in or issuable upon the exercise of rights to receive shares of Common Stock granted in such transactions in the aggregate shall not exceed five percent (5%) of the Company’s outstanding Common Stock as of the Closing Date (it being understood that shares issued or issuable pursuant to clause (e) below shall not count against such five percent (5%) limit), (e) Common Stock or rights to receive Common Stock (including securities convertible into or exercisable or exchangeable for Common Stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a customer, supplier or other business partner (or a person that becomes a business partner in connection with such a transaction), provided that, prior to or concurrently with execution of any binding agreement providing for the issuance of any such shares or rights, the entity that is issued or to be issued such Common Stock or rights to receive such Common Stock pursuant to such agreement agrees with the Company that, from the date of such agreement until a date that is at least 60 days after the date of this Agreement, such entity and its controlled affiliates will be subject to restrictions at least as restrictive as those set forth in the form of “lock-up” agreement attached as Exhibit A solely with respect to such Common Stock received or rights to receive such Common Stock (and not with respect to other Common Stock or rights to receive Common Stock then owned or thereafter acquired by such entity or its controlled affiliates), provided that transfers among a party to such agreements and its controlled affiliates  and among controlled affiliates will be permitted and that the exceptions provided for in the agreement attached as Exhibit A shall only apply if the party relying on such exception is an individual), (f) the capped call transactions described in the Time of Sale Memorandum, or, (g) the repurchase, redemption or repayment in cash of any series of the Company’s outstanding convertible notes (it being understood that the unwinding of swaps or other derivative contracts by counterparties to such repurchases, redemptions or repayments is not restricted). The Company agrees that, prior to the date that is 60 days after the date of this Agreement, without your prior written consent, it will not waive any of the restrictions set forth in any of the “lock-up” agreements that qualify an issuance for the exception set forth in clause (e) of the preceding sentence.

7.                                      Offering of Securities; Restrictions on Transfer.  (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs.

(b)                                 Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i)                         such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)                      such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense; and

(iii)                   the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act.

(c)                                  The Company agrees that the Initial Purchasers may provide copies of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum and any other agreements or documents relating thereto, including without limitation, the Indentures, to Xtract Research LLC (“Xtract”), following completion of the offering, for inclusion in an online research service sponsored by Xtract, access to which shall be restricted by Xtract to QIBs.

8.                                      Indemnity and Contribution.  (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of the Initial Purchasers and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the

Preliminary Memorandum, the Time of Sale Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”) or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b)                                 Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by or referred to by the Company, road show, or the Final Memorandum or any amendment or supplement thereto.

(c)                                  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such subsection, and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           To the extent the indemnification provided for in Section 8 or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities.  The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e)           The Company and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.             Termination.  The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State or Idaho State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and that, singly or together with any other event specified in this clause 9, makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10.          Effectiveness; Defaulting Initial Purchasers.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, or an Option Closing Date, as the case may be, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Firm Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Firm Securities set forth opposite the names of all such non defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities that such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one ninth of such principal amount of Securities without the written consent of such Initial Purchaser.  If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Firm Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one tenth of the aggregate principal amount of Firm Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non defaulting Initial Purchaser or of the Company.  In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected.  If, on an Option Closing Date, any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Additional Securities and the aggregate principal amount of Additional Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Additional Securities to be purchased on such Option Closing Date, the non-defaulting Initial Purchasers shall have the option to (a) terminate their obligation hereunder to purchase the Additional Securities to be sold on such Option Closing Date or (b) purchase not less than the principal amount of Additional Securities that such non-defaulting Initial Purchasers would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out of pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

11.          Entire Agreement.  (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b)           The Company acknowledges that in connection with the offering of the Securities:  (i) the Initial Purchasers have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Initial Purchasers owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchasers may have interests that differ from those of the Company.  The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12.          Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.          Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.          Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.          Notices.  All communications hereunder shall be in writing and effective only upon receipt (a) if to the Initial Purchasers shall be delivered, mailed or sent to you at: Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department; and J.P. Morgan Securities LLC, 383 Madison Avenue, 28th Floor, New York, New York 10179, Attention: Convertible Capital Markets Desk; with a copy to Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304, Attention: William H. Hinman, Jr., Fax: (650) 251 5002; and (b) if to the Company shall be delivered, mailed or sent to Micron Technology, Inc., 8000 South Federal Way, Boise, Idaho 83716, Attention: General Counsel, Fax: (208) 368 4540, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, Attention: John A. Fore, Fax: (650) 493 6811.

In accordance with the requirements of the USA PATRIOT Act, the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

[Signature Page Follows]

Very truly yours,

MICRON TECHNOLOGY, INC.

By:	/s/ Ronald C. Foster
	Name:	Ronald C. Foster
	Title:	Chief Financial Officer and Vice President of Finance

[Signature Page to Purchase Agreement]

Accepted as of the date hereof

MORGAN STANLEY & CO. LLC
J.P. MORGAN SECURITIES LLC
GOLDMAN, SACHS & CO.

Acting on behalf of themselves and the several
Initial Purchasers named in Schedule I
hereto.

By:	MORGAN STANLEY & CO. LLC

By:	/s/ David Oakes
Name: David Oakes
Title: Managing Director

By:	J.P. MORGAN SECURITIES LLC

By:	/s/ Jason M. Wood
Name: Jason M. Wood
Title: Managing Director

By:	GOLDMAN, SACHS & CO.

By:	/s/ Daniel M. Young
Name: Daniel M. Young
Title: Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE I

2033E Notes

Initial Purchaser	Principal Amount of Firm Securities to be Purchased	Principal Amount of Additional Securities to be Purchased

Morgan Stanley & Co. LLC	$164,133,000	$18,237,000
Goldman, Sachs & Co.	46,521,000	5,169,000
J.P. Morgan Securities LLC	46,521,000	5,169,000
DBS Bank Ltd.	4,275,000	475,000
HSBC Securities (USA) Inc.	4,275,000	475,000
U.S. Bancorp Investments, Inc.	4,275,000	475,000
Total:	$270,000,000	$30,000,000

2033F Notes

Initial Purchaser	Principal Amount of Firm Securities to be Purchased	Principal Amount of Additional Securities to be Purchased

Morgan Stanley & Co. LLC	$164,133,000	$18,237,000
Goldman, Sachs & Co.	46,521,000	5,169,000
J.P. Morgan Securities LLC	46,521,000	5,169,000
DBS Bank Ltd.	4,275,000	475,000
HSBC Securities (USA) Inc.	4,275,000	475,000
U.S. Bancorp Investments, Inc.	4,275,000	475,000
Total:	$270,000,000	$30,000,000

I-1

SCHEDULE II

Time of Sale Memorandum

1.                                      Preliminary Memorandum issued February 5, 2013

2.                                      Pricing Term Sheet issued February 6, 2013

SCHEDULE III

Jurisdictions of Qualification of Company

Arizona

California

Colorado

Delaware

Idaho

Minnesota

New Mexico

New York

Oregon

Utah

Virginia

Washington

III-1

SCHEDULE IV

Directors:

Robert L. Bailey

Richard M. Beyer

Patrick J. Byrne

Mark Durcan

Mercedes Johnson

Lawrence N. Mondry

Robert E. Switz

Officers:

Mark Durcan

Ron Foster

Rod Lewis

Mark Adams

Glen Hawk

Brian Shirley

Brian Shields

Thomas Eby

Patrick Otte

Scott DeBoer

Michael J. Rayfield

Michael W. Sadler

Steven Thorsen, Jr.

IV-1

EXHIBIT A

FORM OF LOCK-UP LETTER

February       , 2013

Morgan Stanley & Co. LLC
Goldman, Sachs & Co.

J.P. Morgan Securities LLC

c/o                               Morgan Stanley & Co. LLC
                                                1585 Broadway
                                                New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Micron Technology, Inc., a Delaware corporation (the “Company”), providing for the offering (the “Offering”) by the several initial purchasers, including Morgan Stanley (the “Initial Purchasers”), of up to approximately $600,000,000 aggregate principal amount of Convertible Senior Notes (the “Securities”).  The Securities will be convertible into shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”).

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum (the “Restricted Period”) relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) to the extent applicable, distributions of shares of Common Stock or any security convertible into Common Stock to limited partners, stockholders, direct or indirect members or wholly owned subsidiaries of the undersigned, (d) transfers of shares of Common Stock or any security convertible into Common Stock to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (e) transfers of shares of Common Stock or any security convertible into Common Stock to a wholly owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned, (f) transfers of shares of Common Stock or any security convertible into Common Stock by will or intestate, (g) transfers of shares of Common Stock or any security convertible into Common Stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (b) through (f), (h) in connection with the surrender or forfeiture of shares to the Company to satisfy tax withholding obligations upon exercise or vesting of stock options or awards, provided that in the case of any transfer or distribution pursuant to clause (b) through (h) (1) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period, (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (A) such plan does not provide for the transfer of Common Stock during the Restricted Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, (j) sales of shares of Common Stock or any security convertible into Common Stock upon the termination of the undersigned’s employment or other relationship with the Company, (k) sales of shares of Common Stock of no more than two million shares in the aggregate by all persons who enter into a “lock-up” agreement with Morgan Stanley in connection with the Offering, provided that the undersigned has received written confirmation from the Company that, after giving effect to such sale, the aggregate number of shares sold pursuant to this exception will not exceed two million shares or (l) sales of shares of Common Stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in effect on the date hereof.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

It is understood that the undersigned will be released from its obligations under this “lock-up” agreement if the Company notifies the undersigned that it does not intend to proceed with the Offering, if the Purchase Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities or if the Offering shall not have occurred by April 30, 2013.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occur depends on a number of factors, including market conditions.  Any Offering will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

Very truly yours,

(Name)

(Address)

EXHIBIT B

FORM OF OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION, OUTSIDE COUNSEL TO THE COMPANY

1.                                      The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum.

2.                                      The Company has an authorized capitalization as set forth in the Disclosure Package and the Final Offering Memorandum.

3.                                      The shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon conversion of the Securities by valid corporate action and are free from preemptive rights under the Company’s charter or by-laws, the federal laws of the United States of America and the DGCL.  When so issued and delivered upon such conversion in accordance with the terms of the applicable Indenture and the applicable Securities, such shares will be validly issued, fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Disclosure Package and the Final Offering Memorandum under the caption “Description of Capital Stock.”

4.                                      The Purchase Agreement has been duly authorized, executed and delivered by the Company.

5.                                      The Securities are in the form contemplated by the applicable Indenture, have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the terms of the applicable Indenture and delivered against the purchase price therefor specified herein (which fact such counsel has not determined by inspection of the Securities), will constitute valid and legally binding obligations of the Company and enforceable against the Company in accordance with their terms; and the Securities are entitled to the benefits of the applicable Indenture.

6.                                      Each Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding instrument, enforceable against the Company in accordance with its terms.

7.                                      None of the execution, delivery and performance of the Purchase Agreement, the Indentures, the issuance and sale of the Securities, the issuance of the shares of Common Stock issuable upon conversion of the Securities or the consummation of any other of the transactions contemplated thereby will conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default under (A) the charter or by-laws of the Company or (B) any statute, decree, regulation or order known to such counsel to be applicable to the Company of any Delaware court, governmental authority or agency having jurisdiction over the Company or any of its properties or assets, except such conflicts, breaches, violations or defaults in clause (B) above as would not have a material adverse effect on the Company’s ability to perform its obligations under the Operative Documents or to consummate the transactions contemplated thereby.

8.                                      No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by the Purchase Agreement or the Indentures, except as contemplated by the Operative Documents and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers.

9.                                      The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will not be required to register as an “investment company,” as such term is defined in the Investment Company Act.

10.                               The statements set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Description of Notes” and “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Securities and such Capital Stock, fairly summarize such terms and documents in all material respects.

11.                               The statements set forth in the Disclosure Package and the Final Offering Memorandum under the caption “Material U.S. Federal Income Tax Considerations,” insofar as they purport to summarize provisions of the United States federal tax laws referred to therein, fairly summarize such laws in all material respects.

12.                               No registration of the Securities under the Act is required for the sale of the Securities by the Company to the Initial Purchasers pursuant to the Purchase Agreement or for the initial resale of the Securities by the Initial Purchasers in the manner contemplated by the Purchase Agreement, the Disclosure Package and the Final Offering Memorandum, and it is not necessary to qualify either Indenture under the Trust Indenture Act (it being understood that, in each case, no opinion is expressed as to any subsequent resale of the Securities or the consequences thereof.

In addition, such counsel shall state that it has participated in conferences with certain officers and other representatives of the Company, the Initial Purchasers, counsel for the Initial Purchasers and the independent certified public accountants of the Company, at which conferences the contents of the Disclosure Package, the Final Offering Memorandum and related matters were reviewed and discussed and, although such counsel does not assume any responsibility for the accuracy, completeness or fairness of the information contained in the Disclosure Package or the Final Offering Memorandum (other than as set forth in paragraphs 10 and 11 above), no facts have come to such counsel’s attention, in the course of such review and discussion, that have caused it to believe that:

(i)                                     the Disclosure Package, as of [  ] p.m. Eastern Time on February 5, 2013 (the “Applicable Time”), and on the date hereof, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than the financial statements and related schedules and the financial and statistical data based on or derived from such financial statements or schedules, as to which we express no belief), or

(ii)                                  the Final Offering Memorandum, as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than the financial statements and related schedules and the financial and statistical data based on or derived from such financial statements or schedules, as to which we express no belief).

EXHIBIT C

FORM OF OPINION OF RODERIC W. LEWIS, GENERAL COUNSEL OF THE COMPANY

1.                                      To the best of such counsel’s knowledge, but without inquiring into the dockets of any court, commissions, regulatory body, administrative agency or other government body, and other than as set forth in the Disclosure Package and Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Company is a party or of which any property or assets of the Company is the subject, which such counsel believes individually or in the aggregate would be reasonably expected to have a Material Adverse Effect.

2.                                      The shares of Common Stock issuable upon conversion of the Securities will be free of preemptive rights under any agreement known to me.

3.                                      None of the execution, delivery and performance of the Purchase Agreement or the Indentures, the issuance and sale of the Securities, the issuance of the shares of Common Stock issuable upon conversion of the Securities or the consummation of any other of the transactions contemplated thereby will conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default under (A) any material indenture or other material agreement or instrument to which the Company or its subsidiaries is a party or bound, or (B) any statute, decree, regulation or order applicable to the Company of any U.S. Federal or Idaho court, governmental authority or agency having jurisdiction over the Company or any of its properties or assets, except such conflicts, breaches, violations or defaults as would not have a Material Adverse Effect on the Company’s ability to perform its obligations under the Operative Documents or to consummate the transactions contemplated thereby.

4.                                      Except as may be required by the Securities Act, and the rules and regulations promulgated thereunder or “blue sky” laws of any state of the United States, in connection with the sale of the Securities, no consent, approval, authorization or order of, or filing or registration with, any U.S. Federal or Idaho court or governmental agency or body is required for the execution, delivery and performance of the Purchase Agreement and the Indentures by the Company and the issuance of the Securities and the shares of Common Stock issuable upon conversion of the Securities and the consummation of the transactions contemplated thereby.

C-1